Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999

				Security Purchased		Comparison Security		Comparison Security
Issuer			PlanetRX.com Inc.			Barnesandnoble.com		EToys Inc.

Underwriters		Goldman, BancBoston Robertson n/a					n/a
				Stephens, Hambrecht & Quist,
				Wm. Blair, Bear Stearns,
				CIBC World Markets, DB
				Securities, Gruntal & Co.,
				Edwards D. Jones & Co.,
				C.L. King & Associates,
				Merril Lynch, JP Morgan,
				Morgan Keegan & Co., Salomon
				Smith Barney Inc.

Years of continuous
operation, including
predecessors		> 3 years				> 3 years				> 3 years

Security 			PLRX					BNBN					ETYS

Is the affiliate a
manager or co-manager
of offering?		no					no					no

Name of underwriter
or dealer from which
purchased			Goldman				n/a					n/a

Firm commitment?		yes					yes					yes

Trade date/Date of
Offering			10/6/1999				5/25/1999				5/20/1999

Total dollar amount of
offering sold to QIBs	$165,420,960.00 			$-   					 $-

Total dollar amount of
any concurrent public
offering			$96,000,000.00			$450,000,000			$166,400,000

Total				$261,420,960.00			$450,000,000			$166,400,000

Public offering price	$16.00 				$18.00 				 $20.00

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread
or commission		$1.12 (7%)				$1.08 (6%)				$1.35 (6.75%)

Shares purchased	 	100 					n/a					n/a

$ amount of purchase	$1,600.00				n/a					n/a

% of offering purchased
by fund			0.00004%				n/a					n/a

% of offering purch.
by assoc. funds		0.00054%				n/a					n/a

Total (must be less
than 25%)			0.00057%				n/a					n/a
